CONTACT:
Norris Battin
E-mail: nbattin@usa.net

FOR IMMEDIATE RELEASE

                COOPER COMPANIES ANNOUNCES THIRD QUARTER RESULTS
                          Pretax EPS Up 30% to 61 Cents
              Revenue Increases 39%, Income from Operations Up 52%
                          CooperVision Sales Climb 82%

         IRVINE, Calif., August 26, 1998 -- The Cooper Companies, Inc. (NYSE/PCX: COO) today reported results for its third fiscal quarter ended July 31, 1998.

         Revenue of $54.2 million was 39% above the third quarter of 1997. Income from operations was $11.3 million, up 52%. Sales of the Company's medical devices businesses, CooperVision (CVI), which markets contact lenses and CooperSurgical (CSI), which markets diagnostic and surgical products for the women's healthcare market, grew 59%. Hospital Group of America (HGA) revenue rose 3%. Before a net tax benefit of 5 cents per share, earnings per share grew 30% to 61 cents from 47 cents before 8 cents per share net tax benefit in 1997's third quarter.

         Business Unit Results

                    P&L OPERATING HIGHLIGHTS BY BUSINESS UNIT
                                ($'s in millions)
                             Quarter Ended July 31,



                    Revenue                                              Operating Income
-------------------------------------------------    ----------------------------------------------------------
                                           %                                 %    % Revenue        % Revenue
                       1998     1997      Inc.           1998    1997     Inc.        1998           1997
                       ----     ----      ----           ----    ----     ----        ----           ----

CVI                     $32.5    $17.8      82%         $10.7    $6.2      72%          33%            35%
CSI                       7.2      7.1       1%           0.3     0.9     (70%)          4%            12%
                      -------  -------                -------   -----
Medical Devices          39.7     24.9      59%          11.0     7.1      54%          28%            29%
HGA                      14.5     14.0       3%           1.8     1.8       -           13%            13%
                       ------   ------                -------   -----
Business Units           54.2     38.9      39%          12.8     8.9      43%          24%            23%
HQ Expense                  -        -                   (1.5)   (1.5)      -           n/a            n/a
                      -------- --------               -------  ------
TOTAL                   $54.2    $38.9      39%         $11.3    $7.4      52%          21%            19%
                        =====    =====                  =====    ====


                       (Nine-month data on following page)

                    P&L OPERATING HIGHLIGHTS BY BUSINESS UNIT
                                ($'s in millions)
                           Nine Months Ended July 31,

                    Revenue                                              Operating Income
-------------------------------------------------    ----------------------------------------------------------
                                             %                              %       % Revenue      % Revenue
                        1998      1997     Inc.        1998      1997     Inc.        1998           1997
                        ----      ----     ----        ----      ----     ----        ----           ----

CVI                     $85.8     $44.9    91%         $26.2     $16.2     61%          31%            36%
CSI                      20.8      17.7    17%            1.9      1.8      4%           9%            10%
                      -------   -------              --------  -------
Medical Devices         106.6      62.6    70%           28.1     18.0     56%          26%            29%
HGA                      42.2      38.4    10%            3.7      4.1    (10%)          9%            11%
                      -------   -------              --------  -------
Business Units          148.8     101.0    47%           31.8     22.1     44%          21%            22%
HQ Expense                  -         -                  (5.0)    (4.3)   (15%)         n/a            n/a
                      -------   -------              --------  -------
TOTAL                  $148.8    $101.0    47%         $26.8.    $17.8     51%          18%            18%
                       ======    ======                ======    =====


         Business Unit Review

CVI Results

         During the third quarter, CVI posted record sales, 82% above the comparable period in 1997.

         "CVI's growth," said A. Thomas Bender, Cooper's president and chief executive officer, "continues to be driven by our specialty toric lens business. Growth in this segment is outpacing the more commodity-like spherical segment. According to recent independent market research data, the U.S. toric segment grew 27% in the first half of the year while the spherical segment was essentially flat. During the first nine months of fiscal 1998, CVI's U.S. spherical lens business grew 32% and its toric lens sales grew 44%."

         Year to date, CVI worldwide revenue has grown 91%. Excluding Aspect Vision Care, the British contact lens company acquired in December 1997, CVI revenue grew 26% in the third quarter and 36% year to date. Aspect sales during the third quarter were $10 million. For the eight months that it has been part of the Company, Aspect revenue was about $25 million.

         Aspect's revenue is on track with pre-acquisition expectations. Over 80% of its sales are in the disposable-planned replacement sphere category with most of its business in Europe. During the third quarter, Aspect began selling CooperVision's toric lens products in European markets. Before the end of the calendar year, Aspect will introduce in Europe a new molded, disposable toric lens designed for two week replacement. This product will be manufactured using CVI's proven lens design and Aspect's patented UltraSync technology that provides improved patient comfort. "Aspect's contribution to earnings," said Bender, "continues as projected. It was somewhat dilutive in the first quarter, turned neutral in the second quarter and is now accretive."

         "With Aspect," Bender pointed out, "CooperVision will broaden its product line and compete effectively in the large and growing worldwide disposable-planned replacement spherical segment of the market where margins have traditionally been lower. Since the Aspect Vision acquisition, we have greatly accelerated operating income growth--up 72% in the third quarter and 61% year to date--despite lower operating margins.

         "In our core toric lens business, gross margins remain high and are not under pressure from competitive pricing strategies. By combining CooperVision North America and Aspect Vision, we expect overall operating margins to improve as disposable spherical lens unit volume grows and gross margins increase."

         Sales of toric lenses to correct astigmatism now account for 39% of CVI's worldwide business and about 60% of its U.S. business. During the third quarter, toric sales in the U.S. grew 43% over the comparable 1997 quarter and nine-month periods. In the toric disposable-planned replacement segment, which, according to recent independent market research grew 46% in the first six months of the year, Preference Toric continues to exceed expectations, with third quarter and year-to-date revenue growing 65% and 81% over the respective 1997 periods. The Company believes that Preference Toric is the fastest growing major brand in the worldwide contact lens market.

         In the U.S., CVI's brands of disposable-planned replacement spherical lenses grew 56% in the third quarter and 70% year to date. Worldwide, including Aspect's brands, CVI disposable-planned replacement spheres now account for over 40% of CVI's business.

         Together, sales of disposable-planned replacement toric and spherical lenses in the U.S. grew 71% in the third quarter and 83% year to date and now comprise over 50% of CVI's North American revenue, up from 40% last year. Worldwide, CVI's Toric and disposable-planned replacement sphere lines now represent nearly 75% of its business.

CVI Strategy

         "To appreciate how CVI plans to continue to deliver strong results like this and compete effectively in the worldwide contact lens market over the next few years, it's important to understand our basic strategy," said Bender.

         "Our primary objective is to lead the specialty contact lens market worldwide, particularly the rapidly growing toric segment where we already have a leading position. Up to now, we've concentrated on the `high performance/high value' market segment of the toric disposable-planned replacement market with our rapidly growing planned replacement lens Preference Toric, now the leading product in the category. It has been successful because our customers are willing to pay a premium for the wider range of fitting options that Preference Toric offers so that their patients can have crisper, clearer vision than they can get with most competitive lenses.

         "Our next strategic step is to leverage the success of the Preference Toric brand and enter a second toric market segment: the larger but slower growing `lower price point' toric segment . Frequency 55 Toric, launched in May of this year, is a product that, compared with the competition in this segment, delivers higher performance at a comparable cost. While the lower price point segment is getting more crowded--we expect more competition here next year--we think our product has a clinical advantage over both the new and the existing products, and that our entry ahead of competition will give us an advantage. Also, we don't expect to sacrifice our Preference Toric revenue, which we expect will grow at 20% to 25% for several more years in a market that should be free from serious new competition during that time, as our patented manufacturing process remains a strong barrier to entry.

         "We are also moving aggressively in the worldwide market for disposable-planned replacement spheres, a large segment that represents about 60% of the total worldwide contact lens market. In Europe, the Aspect acquisition gives us a superb vehicle in this segment. In the U.S. we will again leverage our strong toric market position to capture significant additional revenue with Frequency 55, the disposable-planned replacement spherical lens--also made with Aspect's UltraSync system--that we introduced last January. In Japan, our marketing arrangement with Rohto Pharmaceuticals, the leading manufacturer of over-the-counter ophthalmic products in Japan, will give us a strong presence in the second largest contact lens market in the world, a market where spherical lenses dominate. We expect revenue from this marketing alliance by the end of 1999.

         "We recognize that these strategies will lead to somewhat lower margins than we had when we were only in the higher priced segment of the market, but we feel that the trade-off between higher margins on revenue limited to torics and lower margins on revenue greatly expanded by sphere volume is worth it in order to continue to grow operating income.

         "The strategies we have recently put in place around the world will, I believe, lead to a sustainable competitive advantage for us in the contact lens market as we enter the next decade."

         CSI

         CSI's sales grew 1% over last year's third quarter, as sales from the 1997 acquisition of Marlow Surgical Technologies are included in both periods. Revenue in women's healthcare products grew 3%. Year to date, sales have increased 17%. CSI gross margins improved three basis points compared with last year's third quarter and also for the year-to-date comparable period as CSI continued to improve manufacturing efficiency. Operating margins declined 8% in the third quarter due primarily to expenses associated with the introduction of three new products, a delay in shipping two of these products during the quarter due to manufacturing start-up issues and amortization of goodwill from acquisitions.

         "In the future," said Bender, "I expect CSI's core business of older and recently acquired gynecology products to grow modestly, perhaps in the mid-single digits. This platform of solid technologies has allowed us to obtain the critical mass that we needed to fund the development and launch of our recently introduced new products. CSI's success going forward will be determined by the acceptance of these products and by selective acquisitions and strategic alliances that will help us further consolidate the in-office gynecology market. Our objective is to double the size of CSI by the end of the year 2000."

         The new products include:

               The FemExam pH and Amines TestCard, the first of four novel, patented diagnostic tests comprising the FemExam TestCard System that CSI recently licensed. These tests, designed for use primarily in the physician's office, rapidly and economically screen and diagnose common vaginal infections such as bacterial vaginosis, yeast and trichomonasis. They are designed to replace current testing practices that are subjective, costly and inconvenient to perform. CSI anticipates that over the next three to five years, these tests could add between $30 million and $50 million in incremental revenue.

               The Cerveillance Scope, the first in a planned series of products using digital imaging and proprietary software to provide enhanced visualization and documentation in examinations of the cervix. The Cerveillance Scope is a fully integrated compact colposcope, an optical device used to examine the vagina and the cervix. It improves image capture, enhancement and analysis allowing measurement of lesion size and documentation of cervical changes over time. CSI expects that revenue from this product will approach $10 million in the next three years.

               The CooperSurgical Infrared Coagulator that offers a
              non-traumatic, nonsurgical noninvasive procedure to treat genital lesions in the office. This low-cost single use technique coagulates tissue without carbonization, providing the surgeon with a smoke free environment that reduces the possibility of contamination.

         These three products were introduced in May at the meeting of the American College of Obstetricians and Gynecologists. Since that time, the Cerveillance Scope and the CooperSurgical Infrared Coagulator have, due to manufacturing start-up delays, accumulated a backlog of approximately $500 thousand. Demonstration units for both products will be in the hands of the sales force in September.

         Initial acceptance of the FemExam pH and Amines TestCard has been favorable and the initial anticipated revenue target ranges remain intact. CSI continues in discussions to co-market this product with a multi-national pharmaceutical company who markets a product to treat bacterial vaginosis and expects to announce details of that arrangement very shortly.

         Hospital Group of America

                            HOSPITAL GROUP OF AMERICA
                        SELECTED STATISTICAL INFORMATION


                                        Three months ended July 31(1)          Nine months ended July 31(1)
                                        -----------------------------          ----------------------------
1998                                    1998       1997       % Change          1998       1997   % Change
----                                    ----       ----       --------          ----       ----   --------

Licensed inpatient beds                    319        319         -               319        319          -
Inpatient admissions                     1,838      1,616        14%            5,432      4,711         15%
Total inpatient days                    23,101     20,392        13%           67,331     55,699         21%
Average length of stay (days)(2)        10.4       11.0          (5%)          10.2        11.3         (10%)
Total outpatient visits                 12,840     13,576        (5%)          44,245   39,143           13%
---------------------------------------------------------------------------------------------------------------


(1) Data is for HGA-owned hospitals only

(2)Excludes Midwest Center

         HGA revenue grew 3% over last year's third quarter with a 14% increase in inpatient admissions and a 5% decline in outpatient visits compared with last year's third quarter. Year to date, revenue has grown 10% with admissions up 15%, outpatient visits up 13% and length of stay moderately below the nine-month period last year. Operating Income was flat compared with last year's third quarter and year to date is 10% lower than last year's nine-month period. Medicare inpatient revenue has been impacted by the Tax Equity and Financial Responsibility Act of 1982 ("TEFRA"), which lowered the cap on the amount reimbursable for a Medicare discharge.

         Regarding the Company's HGA strategy Bender said, "Although Hospital Group of America continues to contribute to our earnings and help leverage our net operating loss carryforwards, it remains a non-core business for us.

         "During the third quarter, we evaluated several alternative strategies to exit the psychiatric services market, and we have decided that the best exit strategy is a sale of the assets rather than a spin-off of the business to shareholders. Given current capital market conditions, however, we feel that it is important to dispose of them in an orderly fashion. It is not necessary to sacrifice shareholder value merely for an expedient exit, and we intend to get fair value for them. In the interim, we plan to take whatever steps we consider necessary to maintain or enhance their value."

         Forward-Looking Statements

         Statements in this release that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms and reflect the Company's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of the Company's manufacturing facilities or hospitals, new competitors or technologies, significant disruptions caused by the failure to adequately address the Year 2000 issue, acquisition integration costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from stock issuances or acquisitions, regulatory issues, changes in reimbursement rates and payor mix, significant environmental clean-up costs more than those already accrued, litigation costs, costs of business divestitures, and items listed in the Company's SEC reports, including the section entitled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1997.

         The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Southampton, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, provides psychiatric services through facilities in Delaware, Illinois, Indiana and New Jersey and satellite locations.

         NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Company's Internet address is www.coopercos.com.

         Trademarks

         Cerveillance Scope, FemExam pH and Amines TestCard, Preference, Preference Toric, Frequency 55, Frequency 55 Toric and UltraSync are trademarks of The Cooper Companies, Inc., its subsidiaries or affiliates.

         Please note that the earnings per share figures in this release refer to diluted earnings per share.



                               [FINANCIALS FOLLOW]

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                    (In thousands, except per share figures)
                                   (Unaudited)




                                            Three Months Ended                       Nine Months Ended
                                                  July 31,                              July 31,
                                            -------------------                     -----------------
                                                   1998              1997            1998            1997
Net sales of products                             $  39,709         $  24,951      $106,543       $  62,608
Net service revenue                                  14,471            13,998        42,239          38,380
                                                 ----------        ----------    ----------      ----------
Net operating revenue                                54,180            38,949       148,782         100,988
                                                 ----------        ----------     ---------       ---------
Cost of products sold                                14,873             8,277        39,177          19,412
Cost of services provided                            12,578            12,107        38,422          34,162
Selling, general and administrative expense          13,960            10,173        40,218          27,213
Research and development expense                        512               487         1,511           1,225
Amortization of intangibles                             977               503         2,679           1,195
                                               ------------      ------------   -----------     -----------
Income from operations                               11,280             7,402        26,775          17,781
                                               ------------       -----------    ----------      ----------
Settlements of disputes, net                            200                 -           200               -
Interest expense                                      1,539             1,335         4,547           3,819
Other income (expense), net                            (237)               94           835              37
                                               ------------     -------------  ------------  --------------
Income before income taxes                            9,304             6,161        22,863          13,999
(Benefit of) income taxes                              (870)           (1,025)       (1,787)         (1,870)
                                               ------------       -----------   -----------     -----------
Net income                                        $  10,174        $    7,186     $  24,650       $  15,869
                                                  =========        ==========     =========       =========

Earnings per share:
    Basic                                       $      0.68       $      0.57   $      1.66     $      1.31
                                                ===========       ===========   ===========     ===========
    Diluted                                     $      0.66       $      0.55   $      1.60     $      1.28
                                                ===========       ===========   ===========     ===========

Number of shares used to compute earnings per share:
    Basic                                            14,896            12,645        14,859          12,083
                                                 ==========        ==========    ==========      ==========
    Diluted                                          15,342            13,012        15,378          12,395
                                                 ==========        ==========    ==========      ==========

Memo diluted earnings per share data:
Income before income taxes                      $      0.61       $      0.47   $      1.49     $      1.13
                                                ===========       ===========   ===========     ===========


                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                                      July 31,                     October 31,
                                                                       1998                           1997
                                                                     ---------                    ------------
                                     ASSETS

Current assets:
  Cash and cash equivalents                                             $  10,059                     $  18,249
  Trade receivables, net                                                   40,290                        27,469
  Inventories                                                              30,201                        15,096
  Other current assets                                                     14,461                         7,755
                                                                       ----------                   -----------
     Total current assets                                                  95,011                        68,569
                                                                       ----------                    ----------
Property, plant and equipment, net                                         62,297                        39,523
Intangibles, net                                                           89,531                        36,698
Other assets                                                               34,776                        30,508
                                                                       ----------                   -----------
                                                                         $281,615                      $175,298
                                                                       ==========                   ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term debt                                                      $    5,963                   $       447
  Other current liabilities                                                36,249                        33,170
                                                                       ----------                    ----------
     Total current liabilities                                             42,212                        33,617
                                                                       ----------                    ----------
Long-term debt                                                             76,388                         9,125
Other liabilities                                                          25,391                        21,023
                                                                       ----------                    ----------
     Total liabilities                                                    143,991                        63,765
                                                                        ---------                    ----------
Stockholders' equity                                                      137,624                       111,533
                                                                        ---------                     ---------
                                                                         $281,615                      $175,298
                                                                         ========                      ========






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